Exhibit 99.(h)(4)

Dated: March 12, 2009

AMENDED SCHEDULE A TO THE
TRANSFER AGENCY AGREEMENT
BETWEEN
TD ASSET MANAGEMENT USA FUNDS INC.
AND
CITI FUND SERVICES OHIO, INC.

SCHEDULE A
FUNDS

FUNDS	AUTHORIZED SHARES
TDAM Institutional Money Market Fund
Institutional Service Class	2,000,000,000
Institutional Class	3,000,000,000
Commercial Class	3,000,000,000
TDAM Institutional U.S. Government Fund
Institutional Service Class	2,000,000,000
Institutional Class	2,000,000,000
Commercial Class	3,000,000,000
TDAM Short Term Investment Fund	3,000,000,000
TDAM Short Term Bond Fund	5,000,000,000
TDAM Institutional Treasury Obligations
Money Market Fund
Institutional Service Class	2,000,000,000
Institutional Class	2,000,000,000
Commercial Class	2,000,000,000
Class A	2,000,000,000
TDAM Global Sustainability Fund
Institutional Class	4,000,000,000

TD ASSET MANAGEMENT USA FUNDS, INC.

By:	/s/ Mark Bell

Name:	Mark Bell
Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff

Name:	Fred Naddaff
Title:	President